EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Wednesday, April 23, 2014



CHICAGO, ILLINOIS - April 23, 2014 - Melvin J. Gordon, Chairman,
Tootsie Roll Industries, Inc., reported first quarter 2014 net sales and net earnings.

First quarter 2014 net sales were $106,812,000 compared to $110,279,000 in first quarter 2013. First quarter 2014 net earnings were $9,581,000 compared to $9,069,000 in first quarter 2013, and net earnings per share were $.16 and $.15 in first quarter 2014 and 2013, respectively, an increase of $.01 per share or 7%.

Mr. Gordon said, "First quarter 2014 net earnings benefited from more favorable ingredient costs as well as plant efficiencies driven by capital investments and ongoing cost containment programs. Although our overall comparative ingredient costs were more favorable in first quarter 2014, certain key ingredient costs are higher this year. We are continuing to make progress on restoring our margins to their historical levels before the increases in commodity and other input costs in past years. The Company's first quarter 2014 net earnings per share also benefited from common stock purchases in the open market resulting in fewer shares outstanding."
































                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                   MARCH 29, 2014 & MARCH 30, 2013

                                             FIRST QUARTER ENDED
                                            2014              2013

Net Product Sales                      $ 106,812,000     $ 110,279,000

Net Earnings                           $  9,581,000      $  9,069,000

Net Earnings Per Share   *                 $ .16             $ .15

Average Shares Outstanding *              60,814,000        61,667,000




  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 4, 2014 and April 5, 2013.